Exhibit 99.1

GeoVax Reports 2016 Second Quarter Financial Results

and Provides Corporate Update

Ongoing Vaccine Programs in Zika, HIV, Hemorrhagic Fevers, Hepatitis B and Cancer

ATLANTA, GA, August 5, 2016 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel platform technology, announced its financial results for the three and six months ended June 30, 2016 and provided the following corporate update.

Management Commentary

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “GeoVax had an active and productive second quarter of 2016, as we continued to demonstrate the broad utility of our MVA-VLP vaccine platform, with the launch of a new program to develop a vaccine for treatment of chronic Hepatitis B infections. Our product pipeline now encompasses four distinct infectious disease areas including HIV, Zika, Hemorrhagic Fever Viruses (Ebola, Sudan, Marburg and Lassa), and Hepatitis B, as well as a program in Cancer Immunotherapy, which itself may generate multiple disease targets.”

“With our HIV vaccine program,” Dr. McNally continued, “we announced in June the filing of an Investigational New Drug (IND) application with the FDA for the next human clinical trial (HVTN 114) of our preventive HIV vaccine, GOVX-B11. HVTN 114 will be conducted by the HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Diseases (NIAID). The IND has now been cleared, setting the stage for patient enrollment which HVTN now expects to begin in early November. During the quarter, NIAID also awarded us two SBIR grants, totaling $1.7 million which will fund additional non-human primate studies in support of our clinical program, as well as advancing development of our vaccine for the version of HIV affecting Sub-Saharan Africa. And most recently, NIAID awarded us a Staged Vaccine Development contract of up to $7.8 million for the production of the DNA component of GOVX-B11 in sufficient quantities for advanced human clinical trials, including a phase 2b efficacy trial.”

“We also had exciting developments during the second quarter with our hemorrhagic fever virus (HFV) vaccine program,” Dr. McNally added. “Our goal with this program is to develop both individual vaccines, as well as a single tetravalent (four-component) vaccine to protect against four lethal hemorrhagic fever viruses – Ebola-Zaire, Ebola-Sudan, Marburg, and Lassa. We have now shown that our individual vaccines produce non-infectious virus-like particles in each of the disease targets – an important demonstration of the mechanism of action by which our vaccine platform technology delivers a safe, effective, and durable immune response. We also completed a study in non-human primates which showed complete (100%) protection against a lethal Ebola virus challenge after a single inoculation – an important proof-of-concept demonstration. The commercial opportunity for our HFV program is quite attractive, particularly for Lassa fever, given the endemic nature of the virus. We foresee the individual vaccines being used in epidemic or biothreat situations, while the tetravalent vaccine is being developed for protection of the millions of individuals who live in at-risk areas, travelers, military personnel, and healthcare workers.”

“Our Zika vaccine program continues to be a top priority for our company, especially now with the spread of the virus into the southern U.S.” Dr. McNally concluded. “Our collaborations with the University of Georgia and the CDC are helping to advance this program and we anticipate additional progress reports in the near future. Our vaccine constructs for the immuno-oncology program are complete and planning is underway for animal testing.

Financial Review

GeoVax reported a net loss of $575,835 ($0.02 per share) for the three months ended June 30, 2016, compared to $676,203 ($0.02 per share) for the same period in 2015. For the six months ended June 30, 2016, the Company’s net loss was $1,872,114 ($0.05 per share) as compared to $1,376,657 ($0.04 per share) in 2015.

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The Company reported revenues of $166,280 and $213,880 for the three-month and six-month periods of 2016, respectively, related to grants from the NIH in support of its HIV/AIDS vaccine development efforts. This compares to $71,474 and $174,898 of grant revenue reported for the comparable periods of 2015. As of June 30, 2016, there is $921,083 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $397,576 and $835,580 for the three-month and six- month periods of 2016, respectively, as compared to $384,653 and $788,282 for the comparable periods of 2015. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $344,818 and $1,251,323 for the three-month and six-month periods of 2016, respectively, as compared to $364,889 and $766,330 for the comparable periods of 2015.

GeoVax reported cash balances of $215,130 at June 30, 2016, as compared to $1,060,348 at December 31, 2015. During July and August (thru August 4) the Company received $344,500 in net proceeds from the exercise of outstanding stock purchase warrants. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. The Company’s development programs are focused on vaccines against HIV, Zika Virus, and hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa). GeoVax also recently began programs to evaluate the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Grant revenue	$166	$71	$214	$175

Operating expenses:
Research and development	397	384	836	788
General and administrative	345	365	1,251	766
	742	749	2,087	1,544

Other income:
Interest income	-	2	1	3
	-	2	1	3

Net loss	$(576)	$(676)	$(1,872)	$(1,376)

Loss per common share	$(0.02)	$(0.02)	$(0.05)	$(0.04)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	June 30,	Dec. 31,
	2016	2015
Assets:
Cash and cash equivalents	$215	$1,060
Other current assets	44	177
Total current assets	259	1,237

Property, net	69	84
Other assets	11	11
Total assets	$339	$1,332

Liabilities and stockholders’ equity
Current liabilities	$180	$127
Stockholders’ equity	159	1,205
Total liabilities and stockholders’ equity	$339	$1,332

Common shares outstanding	38,415	31,951

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